Exhibit 99.1

Warren Resources Announces Increase in Borrowing Base Under Senior Credit Facility

NEW YORK, December 17, 2013 (GLOBE NEWSWIRE) — Warren Resources, Inc. announced that that the syndicate of lenders underwriting the Company’s $300 million senior secured credit facility (“Credit Facility”) has increased the conforming borrowing base to $165 million as a result of completing the fall 2013 semi-annual redetermination.

As of December 17, 2013, Warren has $94.5 million of debt outstanding under its Credit Facility, leaving $70.5 million available. The next borrowing base redetermination is scheduled for the spring of 2014.

Mr. Stewart Skelly, Warren’s Vice President and Chief Financial Officer, commented, “We appreciate the continuing support of our lender group and, in particular, the efforts and commitment from our syndicate agent bank, the Bank of Montreal.”

About Warren Resources

Warren Resources, Inc. is an independent energy exploration, development and production company that uses advanced technologies to explore, develop and produce domestic on-shore oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming.

CONTACT: Media Contact:
Brian Gelman
Corporate Controller
212-697-9660